UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 26, 2007

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85248
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 26, 2007, the Board of Directors (the “Board”) of Amkor Technology, Inc. (the “Company”) awarded, on the recommendation of the Board’s Compensation Committee (the “Committee”), cash bonuses for the Company's 2006 fiscal year to the following executive officers: Kenneth T. Joyce, the Company’s Chief Financial Officer, in the amount of $300,000; Oleg Khaykin, the Company’s Chief Operating Officer, in the amount $400,000; KH Kim, President of Amkor Technology Korea, in the amount of $350,000; and Jim Fusaro, the Company’s Corporate Vice President, in the amount of $250,000. These cash bonuses were awarded pursuant to the terms of the Company’s 2006 Executive Bonus Plan, which established targets for measuring the financial performance of the Company and determined individual targeted bonus levels based on that performance. The executive officers’ overall 2006 compensation will be discussed in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders.
     The Board also awarded, on the Committee’s recommendation, a cash bonus in the amount of $1.04 million to James J. Kim, the Company’s Chairman and Chief Executive Officer, based on the Company’s performance for its 2006 fiscal year. The Company’s 2006 Executive Bonus Plan did not establish bonus targets or amounts for the Company’s Chief Executive Officer. In the absence of a pre-approved bonus plan for the Company’s Chief Executive Officer, the Committee and Board, using guidelines set forth in the 2006 Executive Bonus Plan, determined that it was appropriate to award Mr. Kim a bonus in the amount of $1.04 million. Mr. Kim’s 2006 compensation will be discussed in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2007	Amkor Technology, Inc.

/s/ Kenneth T. Joyce
Kenneth T. Joyce
Executive Vice President and Chief Financial Officer